UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 11, 2011
Kennametal Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-5318 (Commission File Number)	25-0900168 (IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania (Address of principal executive offices)		15650-0231 (Zip code)
Registrant’s telephone number, including area code:
(724) 539-5000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 11, 2011, the Board of Directors (the “Board”) of Kennametal Inc. (the “Company”) elected Judith L. Bacchus to serve as Vice President and Chief Human Resources Officer effective June 1, 2011. In her new position, Ms. Bacchus will be fulfilling the role of the Chief Human Resources Officer for the Company. Ms. Bacchus, age 49, has been with the Company for over five years. Most recently she served as Vice President Human Resources Field Services since July 2009. She joined the Company in April 2006 as Manager, Global Talent Acquisition. In 2007, Ms. Bacchus assumed the role of Director, Human Resources Shared Services and served in that capacity until July 2009. Prior to joining the Company, from January 2000 through April 2006, Ms. Bacchus served in a variety of positions at Marconi Communications including Director, Human Resources.
Ms. Bacchus will be assuming the function as successor to Kevin R. Walling, who has served as the Vice President and Chief Human Resources Officer since November 2005 after having been appointed the Interim Vice President and Chief Human Resources Officer in May 2005. Mr. Walling is resigning from the Company effective as of June 1, 2011 to pursue other opportunities.
In connection with her appointment to the position of Vice President and Chief Human Resources Officer, Ms. Bacchus will execute the Company’s current standard form of Employment Agreement (the “Employment Agreement”) for executives and the Company’s standard Indemnification Agreement.
The Employment Agreement generally requires our executives to devote their entire time and attention to the business of the Company while they are employed by the Company. The agreement does not specify any term, nor does it specify the executive officer’s base salary, size of bonus award, if any, or any other compensation for services (all of which are determined and periodically reviewed by our Compensation Committee).
Pursuant to the terms of the Employment Agreement, each executive officer must assign to the Company all inventions conceived or made during his employment with the Company. The Employment Agreement also includes certain restrictive covenants (including a covenant which generally prohibits the executive from working for any competitor of the Company for a period following their separation from employment and disclosure of confidential or proprietary information concerning the Company).
The Employment Agreement may be terminated by either party at any time, for any reason or no reason at all; provided, that the Company may only terminate an executive officer’s employment with the approval and authorization of our Board. If, with Board authorization, the Company terminates an executive officer’s employment prior to a “change in control” (as defined in the Employment Agreement”) and not for “cause” (as defined in the Employment Agreement), the executive will be entitled to 12 months severance in the form of salary continuation. Executive officers are not entitled to severance under any other termination scenario outside of a change in control context.
Pursuant to the terms of the Employment Agreement, if an executive’s employment is terminated upon a change of control or within three years after a change in control, either by the Company other than for cause or by the executive for “good reason” (as defined in the Employment Agreement), the executive will be entitled to severance pay (calculated in accordance with a formula set forth in the Employment Agreement) and continued medical, dental, disability and group insurance benefits.
The Employment Agreement also includes a “best-net” severance provision, whereby severance is capped to prevent the imposition of the excise tax on severance payments imposed by the Internal Revenue Code unless the executive would be in a better economic position by receiving the full severance such person is entitled to under the Employment Agreement and paying all taxes including the excise tax. No tax gross-up by the Company of any severance payment is provided by the Employment Agreement.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

10.1	Form of Executive Officer Agreement as of May 2011 (filed herewith)

10.2	Form of Indemnification Agreement for Named Executive Officers (Exhibit 10.2 of the Form 8- K filed March 22, 2005 is incorporated herein by reference)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KENNAMETAL INC.
Date: May 13, 2011	By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel